Exhibit 16.1

March 20, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

We have read the Form 6-K of Prime Acquisition Corp. dated March 20, 2014, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in paragraph 1, 2 and 4 of such Form 6-K; we are not in a position to agree or disagree with other statements of Prime Acquisition Corp. contained therein.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, NY